Exhibit 10.185
Execution Version
SHARES PURCHASE AND SALES AGREEMENT
     This Shares Purchase and Sales Agreement (this “Agreement”) is entered into as of January  , 2010, by and among:
     Focus Media Holding Limited, a company organized under the laws of the Cayman Islands (“Focus Media”);
     Topnoch Investments Holdings Limited, a company organized under the laws of British Virgin Islands (“BVI”) (“Topnoch”);
     Bronco Venture Limited, a company organized under the laws of BVI (“Bronco Venture”);
     Unidex Holdings Limited, a company organized under the laws of BVI (“Unidex Holdings”);
     Kit Leong Low, holder of Malaysia passport number A19874824;
     Perfect Crown Investments Limited, a company organized under the laws of BVI (“Perfect Crown”);
     Advantage Enterprise Holdings Limited, a company organized under the laws of BVI (“Advantage Enterprise”); and
     JJZ Investment Limited, a company organized under the laws of BVI (“JJZ”).
In this Agreement, Topnoch, Bronco, Unidex, Kit Leong Low, Perfect Crown, Advantage Enterprise and JJZ may be individually referred to as a “Purchaser” and collectively the “Purchasers”. And each of the parties hereto may be individually referred to as a “Party” and two or more of them, as the case may be, may be collectively referred to as the “Parties”.
     Whereas, Allyes Online Media Holdings Ltd. (the “Company”) is a company organized under the laws of the Cayman Islands, with its registered office at Codan, Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands; as of the date of this Agreement, Focus Media is the sole shareholder of the Company, holding of record and beneficially 100,000,000 ordinary shares of the Company, par value US$0.001 each (the “Shares”);

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     Whereas, subject to the terms and conditions set forth herein, Focus Media desires to sell and transfer to the Purchasers certain Shares of the Company it holds, and the Purchasers are willing to purchase and acquire such shares from Focus Media;
     Now, Therefore, in consideration of the above premises and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1 Definition
     Capitalized terms used herein and not otherwise defined shall have the following meanings:
     “Affiliate” means, with reference to any Person, a spouse of such Person, any director, officer or employee of such Person, any other Person of which such Person is a member, director, officer, or employee, and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.
     “Allyes Option Program” means Allyes Online Media Holding Ltd 2008 Share Incentive Plan adopted by the Company on September 18, 2008, as amended by the Company from time to time.
     “Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in the Cayman Islands, Hong Kong, or the PRC are authorized by law to close.
     “CIETAC” means China International Economic and Trade Arbitration Commission.
     “Closing” means the closing of the transactions contemplated under this Agreement.
     “Closing Date” means the date when the Closing shall have occurred.
     “Consents” means (a) authorizations, approvals, permits, and qualifications, of any governmental, regulatory, or statutory authorities, and (b) consents, permits and waivers necessary to consummate the transactions contemplated by this Agreement.
     “Dividend Right” means right of Focus Media provided by Section 2.2.
     “Encumbrance” means a mortgage, charge, pledge, lien, option, restriction,

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right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.
     “Governmental Authority” means any governmental or other regulatory administrative authority, agency or commission or court, tribunal or judicial or arbitral body.
     “Holder” (including, with correlative meaning, the term “Hold”) means a beneficial shareholder of the Company.
     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity.
     “PRC” means the People’s Republic of China, excluding Hong Kong and Macau Special Administrative Regions and Taiwan area solely for the purpose of this Agreement.
     “US Dollars” or “US$” means United States Dollars, the lawful currency of the United States of America.
     Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference. References to a “Schedule” is, unless otherwise specified, to a schedule attached to this Agreement and references to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections or subsections of this Agreement.
Article 2 Sales and Purchase of Shares
2.1  Subject to the terms and conditions of this Agreement, Focus Media agrees to sell and transfer to each Purchaser, and each Purchaser agrees to purchase and acquire from Focus Media, on the Closing Date, the Shares of the Company held by Focus Media, in the number set forth in Schedule 1 (as to such Purchase, the “Transferred Shares”) and all right, title, benefit and interest in and to the Transferred Shares.
2.2  Notwithstanding anything to the contrary herein, Focus Media is entitled to all and any announced but undistributed dividends or any other accrued dividends of the Company as of the Closing Date.
Article 3 Purchase Price and Payment
3.1  As consideration for its purchase of the Transferred Shares hereunder,

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each Purchaser agrees to pay to Focus Media a purchase price as listed in Schedule 1 (as to such Purchase, the “Purchase Price”).
3.2  By the Closing specified in Section 4.1 hereof, each Purchaser shall make a one-off payment of the Purchase Price in US Dollars and wire the full amount of the Purchase Price in immediate usable US Dollar cash to an account specified by Focus Media.
Article 4 Closing
4.1  The Closing shall take place no later than the third (3rd) Business Day or such other date as the Parties may agree after all conditions set forth in Article 5 are satisfied (or waived by the relevant Party) at the office of the Company at Shanghai, China. To avoid doubts, the Closing of transfer of Transferred Shares in respect of each Purchaser shall take place at the same time. Immediately after the Closing, the shareholding structure of the Company shall be the same as set forth in Schedule 2 hereof.
4.2  At the Closing, each Purchaser shall deliver to Focus Media the following documents:
(a)  evidence of its unconditional, irrevocable payment of the full amount of the Purchase Price in accordance with Article 3 of this Agreement;
(b)  a certificate of the Purchaser, dated the Closing Date and signed by its duly authorized representative, to the effect that all obligations and covenants of the Purchaser are met and that all representations and warranties of the Purchaser remain true; and
(c)  a certificate of the Purchaser, dated the Closing Date and signed by its duly authorized representative, to the effect that all Consents necessary for its execution, delivery and performance of this Agreement and related documents are obtained.
4.3  At the Closing and in exchange for each Purchaser’s delivery of relevant documents pursuant to Section 4.2 above, Focus Media shall deliver to each Purchaser the following documents:
(a)  an instrument in writing, dated the Closing Date and signed by Focus Media’s duly authorized representative, to the effect that all Transferred Shares are transferred to such Purchaser, effective on the Closing Date;
(b)  a certificate of Focus Media, dated the Closing Date and signed by the

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duly authorized representative of Focus Media, to the effect that all obligations and covenants of Focus Media are met and that all representations and warranties of that Focus Media remain true;
(c)  a certificate of Focus Media dated the Closing Date and signed by the duly authorized representative of Focus Media, to the effect that all Consents necessary for its execution, delivery and performance of this Agreement and related documents are obtained;
(d)  a certified copy of the resolutions duly adopted by the directors of the Company approving the transactions contemplated hereunder; and
(e)  a share certificate in the name of such Purchaser evidencing its ownership of the Transferred Shares, together with a certified copy of the Company’s Register of Members reflecting the ownership of the Transferred Shares.
Article 5 Closing Conditions
5.1  Conditions to Seller’s Obligations to Closing. Focus Media’s obligations to having the Closing shall be subject to the satisfaction or waiver by it of each of the following conditions:
(a)  Each of the representations and warranties of each Purchaser contained in Article 7 shall be true and complete in all material aspects as of the date hereof and the Closing Date;
(b)  Each Purchaser shall have performed and complied with all conditions and covenants contained in this Agreement required to be performed or complied with by it prior to the Closing;
(c)  Each Purchaser shall have obtained all necessary Consents (including, but not limited to, required approvals of any Governmental Authority) for the Closing; and
(d)  Each Purchaser has made full payment of the Purchaser Price in accordance with Article 3 of this Agreement, as evidenced by the document set forth in Section 4.2(a) above.
5.2  Conditions to Purchaser’s Obligations to Closing. Each Purchaser’s obligations to having the Closing shall be subject to the satisfaction or waiver by it of each of the following conditions:
(a)  Each of the representations and warranties of Focus Media contained in Article 6 shall be true and complete in all material aspects as of the date hereof and

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the Closing Date; and
(b)  Focus Media shall have performed and complied with all conditions and covenants contained in this Agreement required to be performed or complied with by it prior to the Closing.
Article 6 Representations and Warranties of Seller
In order to induce the Purchasers to enter into this Agreement, Focus Media hereby represents and warrants to the Purchasers that:
6.1  Legal Status and Capacity. It is a company duly organized and validly existing under the laws of the Cayman Islands.
6.2  Power and Authority. It has the requisite corporate power and authority to execute, deliver and perform this Agreement and other documents to be executed in connection with the transactions contemplated hereunder. It has taken, or by the Closing will have taken, all necessary action to duly and validly authorize the execution, delivery, and performance of this Agreement and other documents in connection with the transactions contemplated hereunder and thereunder.
6.3  Enforceability. This Agreement and each of the other documents to be executed in connection with the transactions contemplated hereunder when executed and delivered by it shall constitute its legal, valid, and binding obligations, enforceable against it in accordance with their terms, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.
6.4  Title to Transferred Shares. It is the Holder of the relevant Transferred Shares, and except for the Dividend Right enjoyed by Focus Media, the options under the Allyes Option Program and such other restrictions over the Transferred Shares that may be contained in the Memorandum & Articles of Association of the Company as of the date hereof, there is no Encumbrance in relation to any of the relevant Transferred Shares.
Article 7 Representations and Warranties of Purchasers
In order to induce Focus Media to enter into this Agreement, each Purchaser hereby represents and warrants to Focus Media that:
7.1  Legal Status and Capacity. It is a company duly organized and validly existing under the laws of jurisdiction where it is located.
7.2  Power and Authority. It has the requisite corporate power and authority

Execution Version
to execute, deliver and perform this Agreement and other documents to be executed in connection with the transactions contemplated hereunder. It has taken, or by the Closing will have taken, all necessary action to duly and validly authorize the execution, delivery, and performance of this Agreement and other documents in connection with the transactions contemplated hereunder and thereunder.
7.3  Government Approval. It has duly obtained, or by the Closing will have duly obtained, all approvals of competent Governmental Authorities (including those of the PRC) that are required for its execution, delivery, and performance of this Agreement and other documents in connection with the transactions contemplated hereunder and thereunder (if necessary).
7.4  Enforceability. This Agreement and each of the other documents to be executed in connection with the transactions contemplated hereunder when executed and delivered by it shall constitute its legal, valid, and binding obligations, enforceable against it in accordance with their terms, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.
Article 8 Covenants
8.1  Consents. Immediately after the execution of this Agreement, each Party shall commenced its applications for all necessary Consents required for its performance of this Agreement and consummation of the transactions contemplated hereunder, including, but not limited to, the approvals of the PRC Governmental Authorities (if necessary).
8.2  Cancellation of Option Program. Upon the execution of this Agreement, the Parties shall cooperate with each other and shall take all necessary measures to ensure the due cancellation of the Allyes Option Program.
8.3  Dividend Distribution. Upon the execution of this Agreement, Focus Media shall take all necessary actions to exercise its Dividend Right, and to complete the distribution of the accrued dividends of the Company as of the Closing Date as soon as possible. In case of the failure to complete the aforesaid dividend distribution by the Closing Date, the Purchasers shall cooperate with Focus Media and take all necessary action to ensure its smooth exercising of the Dividend Right.
Article 9 Effect and Termination
9.1  Effect. This Agreement shall take effect and be binding over the Parties hereto immediately upon its execution by all Parties hereto.
9.2  Termination. (a) It is the Parties’ intention to complete the

Execution Version
transactions contemplated hereunder as soon as practicable, and for that purpose, to use their best efforts to have the Closing on or prior to the sixtieth (60th) day following the date of this Agreement. Therefore, this Agreement may only be terminated as follows:
(i) by mutual agreement of the Parties; or
(ii) by Focus Media, by a written notice to the Purchasers, on the fifty-fifth (55th) day following the date of this Agreement, in case the Purchasers still have not met with all the conditions precedent to its Closing of the transactions contemplated upon that day on its side.
(b)  Upon termination of this Agreement under this Section 9.2, this Agreement shall forthwith become wholly void and of no effect and the Parties shall be released from all future obligations hereunder; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination or any obligation set forth in Section 9.2(a) above.
Article 10 Dispute Resolution
10.1   Any unresolved dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof, shall be submitted to CIETA for arbitration in Shanghai in accordance with its then effective arbitration rules. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.
10.2   There shall be three (3) arbitrators, including one (1) appointed by Focus Media and one (1) appointed by all the Purchasers. The third arbitrator, who shall be the presiding arbitrator, shall be appointed by CIETAC in accordance with its rules.
10.3   The arbitral award will be final and binding upon the Parties, and will be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The award may be used as a basis for a writ of execution, judgment or other decree for execution and may be enforced in the PRC, Hong Kong, or elsewhere in any court or other governing body having jurisdiction.
10.4   During the arbitration proceedings, each Party shall bear its own costs and expenses incident to the arbitration. Unless otherwise determined by the arbitrators, the losing party shall bear the costs and expenses of the arbitration panel and the costs and expenses (including reasonable attorney’s fees) of the prevailing party.

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10.5   Any monetary award will be made and promptly payable in US Dollars net of any tax, deduction or offset, and the arbitral tribunal will be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award will, to the maximum extent permitted by law, be charged against the party resisting such enforcement.
10.6    This Agreement and the rights and obligations of the Parties hereunder will remain in full force and effect pending the award in any arbitration proceeding hereunder.
Article 11 General Provisions
11.1   Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong.
11.2   Confidentiality. Unless otherwise agreed to in writing by the Parties, none of the Parties shall, directly or indirectly, disclose, or permit the disclosure of, to any third Person (i) the existence or content of this Agreement or of discussions regarding the transactions contemplated hereunder, (ii) any of the terms, conditions or other aspects of the transactions contemplated hereunder, or (iii) the status of performance of this Agreement, except (a) to advisors, agents, shareholders, limited partners, directors or officers of the relevant Party, (b) to financial institutions and banks whose consent or financing will be obtained for the transaction contemplated hereby, (c) for Focus Media’s disclosure to the optionees under the Allyes Option Program for the purpose of the cancellation of the program as contemplated hereunder, (d) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, and (e) as may be required by governmental or regulatory authorities or stock exchanges or agencies that have jurisdiction over a Party (or its parent company) or the transaction contemplated hereby.
11.3   Survival. The representations, warranties and covenants made herein shall survive any investigation made by any Party hereto and the Closing.
11.4   Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall bind and inure to the benefit of each Party’s respective successors and permitted assigns; provided that no Party shall have any right to assign any of its rights hereunder or any interest herein without obtaining the written consent of the other Parties hereto to such assignment, and any purported assignment made without obtaining such written consent shall be null and void.
11.5   Entire Agreement. This Agreement, and the schedules hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subject.

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11.6   Notices. All notices under this Agreement shall be given in writing and shall be deemed to have been given upon delivery if delivered by hand or air courier, upon confirmed receipt if sent by facsimile transmission, or on the third (3rd) Business Day after mailing if sent by air mail, certified or registered mail, return receipt requested and postage prepaid, in each case to the address set forth below (or to such other address or addressee as a Party may specify by notice given hereunder);
(a)     If to Focus Media
Focus Media Holding Limited
Jason Jiang,
28-30F Zhaofeng World Trade Building, 369 Jiangsu Road, Changning District,
Shanghai, China, 200050
(b)     If to Topnoch
Topnoch Investments Holdings Limited
Jason Jiang,
28-30F Zhaofeng World Trade Building, 369 Jiangsu Road, Changning District,
Shanghai, China, 200050
(c)     If to Bronco Venture
Bronco Venture Limited
(d)     If to Unidex Holdings
Unidex Holdings Limited
(e)     If to Kit Leong Low
Kit Leong Low

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(f)  If to Perfect Crown
Perfect Crown Investments Limited
Anny Luo,
21/F, Cloud Nine Plaza 1018 Changning Road, Shanghai 200042, PRC
(g)  If to Advantage Enterprise
Advantage Enterprise Holdings Limited
Anny Luo,
21/F, Cloud Nine Plaza 1018 Changning Road, Shanghai 200042, PRC
(h)  If to JJZ
JJZ Investment Limited
Peizhen Shao,
Room 2904, No.1 Building, South Xizang Road, Huangpu District,
Shanghai, China, 200011
11.7   Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
11.8   Amendments. Any term of this Agreement may be amended only with the written consent of all the Parties hereto.
11.9   Finder’s Fees. Each Party hereto (a) represents and warrants to each other Party hereto that it has retained no finder or broker in connection with the transactions contemplated under this Agreement, and (b) hereby agrees to indemnify and to hold harmless such other Parties hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.
11.10  Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

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11.11  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the Parties hereto.
11.12  Taxes and Expenses. Unless otherwise expressly provided in this Agreement, each Party hereto shall bear and be responsible for the payment of all taxes, government charges, costs and expenses it incurs in relation to the discussion, conclusion, delivery and performance of this Agreement.
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In Witness Whereof, the Parties hereto have caused this Shares Purchase and Sales Agreement to be duly executed and delivered as of the day and year first above written.

Focus Media Holding Limited

By: Name:	/s/ Jason Jiang Jason Jiang
Title:	Authorized Representative

Topnoch Investments Holdings Limited

By: Name:	/s/ Jason Jiang Jason Jiang
Title:	Authorized Representative

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Bronco Venture Limited

By: Name:	/s/
Title:	Authorized Representative

Unidex Holdings Limited

By: Name:	/s/
Title:	Authorized Representative

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Kit Leong Low

/w/ Kit Leong Low

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Perfect Crown Investments Limited

By: Name:	/s/ Jingbo Wang Jingbo Wang
Title:	Authorized Representative

Advantage Enterprise Holdings Limited

By: Name:	/s/ Jingbo Wang Jingbo Wang
Title:	Authorized Representative

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JJZ Investment Limited

By: Name:	/s/ James Jian Zhang James Jian Zhang
Title:	Authorized Representative

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Schedule 1 Schedule of Transferred Shares

				Price per
Purchasers	Transferred Shares	Purchase Price		Share
Topnoch	14,765,000 Ordinary Shares	US$	4,728,491.25	US$	0.32025
Bronco Venture	2,000,000 Ordinary Shares	US$	640,500.00	US$	0.32025
Unidex Holdings	1,000,000 Ordinary Shares	US$	320,250.00	US$	0.32025
Kit Leong Low	3,000,000 Ordinary Shares	US$	960,750.00	US$	0.32025
Perfect Crown	4,371,600 Ordinary Shares	US$	1,400,004.90	US$	0.32025
Advantage Enterprise	6,229,500 Ordinary Shares	US$	1,994,997.38	US$	0.32025
JJZ	874,300 Ordinary Shares	US$	279,994.58	US$	0.32025

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Schedule 2
Shareholding Structure of the Company Immediately after the Closing

Shareholders	Transferred Shares	Shareholding Percentage
Focus Media	67,759,600 Ordinary Shares	67.7596%
Topnoch	14,765,000 Ordinary Shares	14.7650%
Bronco Venture	2,000,000 Ordinary Shares	2.0000%
Unidex Holdings	1,000,000 Ordinary Shares	1.0000%
Kit Leong Low	3,000,000 Ordinary Shares	3.0000%
Perfect Crown	4,371,600 Ordinary Shares	4.3716%
Advantage Enterprise	6,229,500 Ordinary Shares	6.2295%
JJZ	874,300 Ordinary Shares	0.8743%
Total	100,000,000 Ordinary Shares	100%